1933 Act File No. 333 - 282188

1940 Act File No. 811 - 24003

As filed with the Securities and Exchange Commission on November 18, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☐	REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933
☐	Pre-Effective Amendment
☒	Post-Effective Amendment No. 4

and/or

☐	REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940
☒	Amendment No. 4

(Check appropriate box or boxes)

Coller Private Credit Secondaries
(Exact Name of Registrant as Specified in Charter)

Coller Private Market Secondaries Advisors, LLC

950 Third Avenue,

New York, New York 10022
(Address of principal executive offices)

(212) 644-8500
(Registrant’s Telephone Number)

Radin Ahmadian

950 Third Avenue

New York, New York 10022

(Name and address of agent for service)

Copy to:

Nathan Somogie, Esq.

Simpson Thacher & Bartlett LLP

855 Boylston Street
Boston, MA 02116

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

☐	immediately upon filing pursuant to paragraph (b) of Rule 486

☒	On December 18, 2025 pursuant to paragraph (b) of Rule 486

☐	60 days after filing pursuant to paragraph (a) of Rule 486

☐	on (date) pursuant to paragraph (a) of Rule 486

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☒	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until December 18, 2025, the effectiveness of the registration statement for Coller Private Credit Secondaries, filed in Post-Effective Amendment No. 1 (“PEA No. 1”) on July 22, 2025, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 1 by means of this filing, Parts A, B and C of PEA No. 1 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for Coller Private Credit Secondaries is incorporated herein by reference to Part A of PEA No. 1.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for Coller Private Credit Secondaries is incorporated herein by reference to Part B of PEA No. 1.

PART C – OTHER INFORMATION

The Part C for Coller Private Credit Secondaries is incorporated herein by reference to Part C of PEA No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this post-effective amendment to its registration Statement meets all of the requirements for effectiveness under Rule 486(b) and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of New York, and State of New York, on the 18th day of November, 2025.

COLLER PRIVATE CREDIT SECONDARIES

By:	/s/ Richard Jason Alexander Elmhirst
Name:	Richard Jason Alexander Elmhirst
Title:	Trustee, President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates.

Name	Title	Date
/s/ Richard Jason Alexander Elmhirst	Trustee, President and Principal Executive Officer	November 18, 2025
/s/ Josh Schnurman	Principal Financial Officer and Treasurer	November 18, 2025
/s/ Dominic Jerome Garcia*	Trustee	November 18, 2025
/s/ Ramona Heine*	Trustee	November 18, 2025
/s/ Helen Lamb*	Trustee	November 18, 2025
/s/ David Sung*	Trustee	November 18, 2025

*By:	/s/ Radin Ahmadian
Radin Ahmadian
As Attorney-in-Fact
* Pursuant to Powers of Attorney